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                                   EXHIBIT 21

                     Schedule of Subsidiaries of the Company


     Parent Company:                         People's Bancshares, Inc.

     Subsidiaries:                           People's Savings Bank of Brockton
                                             A Massachusetts Savings Bank

                                             People's Bancshares Capital Trust